June 9, 2025

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by the Company Name included under Item 4.01 of its Current Report on Form 8-K dated June 9, 2025 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP